Exhibit 10.03
Compensation Arrangement between Flextronics International Ltd. and Werner Widmann
Werner Widmann, President of our Multek business unit and a newly-identified named executive officer, receives an annual base salary of €312,500 and is eligible to receive a bonus of up to a maximum of 100% of base salary. The actual bonus paid, if any, to Mr. Widmann is based on Multek’s performance.